Exhibit 10.4(g)

EIGHTH AMENDMENT OF LEASE
(2nd Floor (including mezzanine), 3rd, 4th, 5th, 21st, 22nd, 23rd, 24th, 27th, 28th, 29th, 30th, 31st, 36th, 39th and 40th Floors)

THIS EIGHTH AMENDMENT OF LEASE (this “Agreement” or “Eighth Amendment”) is made as of June 16, 2016 (the “Effective Date”), by and between 500-512 SEVENTH AVENUE LIMITED PARTNERSHIP, a New York limited partnership (“Landlord”) having an address c/o Newmark Grubb Knight Frank, 125 Park Avenue, New York, New York 10017, and G-III LEATHER FASHIONS, INC., a New York corporation, having an address at 512 Seventh Avenue, New York, New York, 10018 (“Tenant”).

RECITALS:

WHEREAS, 500/512 Seventh Avenue Associates, Landlord’s predecessor-in-interest, and BET Studio LLC, Tenant’s predecessor-in-interest, entered into a certain agreement of lease dated as of April 23, 1997 (“Original Lease”), as amended by (i) the First Amendment to Lease dated as of July 1, 2000 (“First Amendment”), (ii) the Second Amendment to Lease dated as of May 1, 2001 (“Second Amendment”), (iii) the Third Amendment of Lease dated as of March 26, 2010 (“Third Amendment”), (iv) the Fourth Amendment of Lease dated as of September 1, 2010 (“Fourth Amendment”), (v) the Fifth Amendment of Lease dated as of November 2, 2010 (“Fifth Amendment”), (vi) the Sixth Amendment of Lease dated as of May 23, 2013 (“Sixth Amendment”), and (vii) the Seventh Amendment of Lease dated as of April 25, 2014 (collectively, and as amended hereby, the “Lease”) currently for the 2nd Floor (including mezzanine), the 21st, 22nd, 23rd, 24th, 27th, 28th, 29th, 30th, 31st, 36th, 39th and 40th Floors (collectively, the “Premises”) as more particularly described in the Lease, in the office building located at and known as 512 Seventh Avenue, New York, New York (the “Building”); and

1

WHEREAS, Landlord and Tenant desire to add to the Premises the entire rentable area of the 3rd, 4th, and 5th Floors of the Building (collectively the “3, 4, 5 Floor Space”), as more fully described in Exhibit A annexed hereto and made a part hereof, for a term expiring May 31, 2026 (provided, however, if the Delivery Date (as defined below) occurs after June 1, 2016, this date shall be extended by the number of days after June 1, 2016 that the Delivery Date occurs), pursuant to the terms and conditions of the Lease; and

WHEREAS, Landlord and Tenant desire to set forth the terms of Tenant’s option to renew the Lease (for a renewal term of five (5) years) with respect to the 3, 4, 5 Floor Space; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto by these presents do covenant and agree as follows:

1.                  Recitals; Definitions. The Recitals set forth above are true and correct and are incorporated herein and form a part of this Agreement. Unless otherwise defined in this Agreement, all terms used in this Agreement that are defined in the Lease shall have the meanings ascribed to them in the Lease.

2.                  3, 4, 5 Floor Space Term. Landlord and Tenant agree that the term of the Lease is hereby extended with regard to the 3, 4, 5 Floor Space only, to May 31, 2026 (provided, however, if the Delivery Date occurs after June 1, 2016, this date shall be extended by the number of days after June 1, 2016 that the Delivery Date occurs). The extension of the term of the Lease to May 31, 2026 (subject to extension as set forth above) for the 3, 4, 5 Floor Space does not extend Tenant’s right to occupy the balance of the Premises (i.e., 2nd Floor (including Mezzanine) and 21st, 22nd, 23rd, 24th, 27th, 29th, 31st, 36th, 39th and 40th Floors). Tenant acknowledges and agrees that the Tenant’s right to occupy the 2nd Floor (including Mezzanine) and 21st, 22nd, 23rd, 24th, 27th, 29th, 31st, 36th, 39th and 40th Floors) expires on March 31, 2023 and that Tenant’s right to occupy the 28th and 30th Floors expires on December 31, 2023, pursuant to the terms of the several Lease Amendments identified above, subject, however, to the options to renew set forth in such Lease Amendments.

2

3.                  3, 4, 5 Floor Space. The Premises shall be expanded to include each of the 3rd Floor, 4th Floor, and 5th Floor Spaces identified on Exhibit A hereto for the period commencing on the Delivery Date and ending May 31, 2026 (subject to extension as set forth in paragraph 2 above, both dates inclusive) (“3, 4, 5 Floor Space Term”). Tenant acknowledges that Landlord shall complete Landlord’s Work on each of the 3rd, 4th and 5th floors at different times, and agrees to deliver possession of each floor, in the condition required hereunder, when Landlord’s Work on such floor has been completed. For the purposes of this Agreement, the “Delivery Date” shall be the date upon which Landlord gives Tenant possession of the final floor of the 3, 4, 5 Floor Space pursuant to the terms of the Lease, in its “as is”, “where is” condition, with all faults; provided however, that (A) Landlord shall, prior to the Delivery Date, complete Landlord’s Work to each floor as set forth on Exhibit B attached hereto and made a part hereof in a good and workmanlike manner and (B) the 3, 4, 5 Floor Space shall, on the Delivery Date, be free of (i) all tenancies and occupants other than Tenant and its employees, agents and subsidiaries, (ii) violations (other than violations caused by Tenant or Tenant’s agents, contractors or employees) that would prevent Tenant from obtaining a work permit for the performance of Tenant’s Initial 3, 4, 5 Floor Work (as hereafter defined), and (iii) asbestos in friable condition. Tenant agrees that if at any time, it uncovers asbestos while making improvements to the 3, 4, 5 Floor Space and the asbestos is not in friable condition, or is or can be encapsulated, then Landlord will have no obligation to remove the asbestos. By way of example, if there is VAT tile, which is covered, or shall be covered by Tenant with other floor covering, Landlord shall have no obligation to remove the VAT tile. If Tenant elects to perform demolition work within the 3, 4, 5 Floor Space, Landlord agrees to obtain for Tenant an ACP-5 for any such work within twenty (20) days after receipt from Tenant of demolition plans for the 3, 4, 5 Floor Space. LANDLORD AND LANDLORD’S AGENTS HAVE MADE NO REPRESENTATION OR WARRANTY TO TENANT, EXPRESS OR IMPLIED, RESPECTING THE CONDITION OF THE 3, 4, 5 FLOOR SPACE LEASED HEREUNDER OR THE BUILDING, INCLUDING WITHOUT LIMITATION (A) ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, CONDITION OR TENANTABILITY, OR (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. Except for the removal of asbestos in friable condition, if any, (as expressly required pursuant to this Article 3 of this Agreement), Landlord shall not be obligated or required to do any work or make any alterations or decorations or install any fixtures, equipment or improvements or make any repairs or replacements to the 3, 4, 5 Floor Space to prepare or fit the same for Tenant’s use or for any other reason whatsoever. Except as expressly set forth herein, Landlord shall not be obligated or required to pay any work contribution or construction allowance in connection with Tenant’s lease of the 3, 4, 5 Floor Space.

3

4.                  Fixed Rent for 3, 4, 5 Floor Space During 3, 4, 5 Floor Space Term. During the 3, 4, 5 Floor Space Term, Tenant shall pay to Landlord, in accordance with the terms and conditions set forth in the Lease, Fixed Rent for the 3, 4, 5 Floor Space in the amounts set forth below:

Time Period	Fixed Rent per Annum and per Month (3, 4, 5 Floor Space)
Delivery Date – May 31, 2017*	$2,044,020.00 per annum ($170,335.00 per month)
June 1, 2017 – May 31, 2018	$2,095,120.50 per annum ($174,593.38 per month)
June 1, 2018 – May 31, 2019	$2,147,498.51 per annum ($178,958.21 per month)
June 1, 2019 – May 31, 2020	$2,294,095.98 per annum ($191,174.66 per month)
June 1, 2020 – May 31, 2021	$2,351,448.38 per annum ($195,954.03 per month)
June 1, 2021 – May 31, 2022	$2,410,234.59 per annum ($200,852.88 per month)
June 1, 2022 – May 31, 2023	$2,563,400.95 per annum ($213,616.70 per month)
June 1, 2023 – May 31, 2024	$2,627,485.46 per annum ($218,957.12 per month)
June 1, 2024 – May 31, 2025	$2,693,172.60 per annum ($224,431.05 per month)
June 1, 2025 – May 31, 2026*	$2,760,501.91 per annum ($230,041.83 per month)

*If	Landlord delivers the 3, 4, 5 Floor Space to Tenant after June 1, 2016, this date shall be extended by the number of days after June 1, 2016 that the Delivery Date occurs, and Fixed Rent shall be pro-rated for partial months.

Provided and on the condition that Tenant is not then in default under the terms of the Lease beyond any applicable notice and cure periods as of the date of the application of the credit, Tenant shall be entitled to a credit against the obligation to pay Fixed Rent for the 3, 4, 5 Floor Space only, in the aggregate amount of $1,022,010.00 (“3, 4, 5 Floor Space Credit”) to be applied only against the Fixed Rent for the 3, 4, 5 Floor Space in the amount of $170,335.00 on each of June 1, 2016, July 1, 2016, June 1, 2017, July 1, 2017, June 1, 2018, and July 1, 2018. Except for the 3, 4, 5 Floor Space Credit and as otherwise may be expressly set forth herein or elsewhere in the Lease, Tenant shall not be entitled to any free rent, rent abatement, or rent credit of any kind against Tenant’s obligation to pay Fixed Rent for the 3, 4, 5 Floor Space.

4

5.                  Electricity, Water, Sewer and Sprinkler for 3, 4, 5 Floor Space During 3, 4, 5 Floor Term. During the 3, 4, 5 Floor Space Term, Tenant shall pay for all of the following with respect to the 3, 4, 5 Floor Space: (i) electrical use on a ‘submetering’ basis in accordance with Article Twenty-Second of the First Amendment, (ii) water and sewer charges of $102 per month for each floor in the 3, 4, 5 Floor Space in accordance with Article Twenty-Third of the Original Lease, and (iii) a sprinkler supervisory service charge of $102 per month for each floor in the 3, 4, 5 Floor Space in accordance with Article Twenty-Fourth of the Original Lease.

6.                  Real Estate Taxes for 3, 4, 5 Floor Space During 3, 4, 5 Floor Space Term. During the 3, 4, 5 Floor Space Term, Tenant shall pay real estate tax escalation with respect to the 3, 4, 5 Floor Space in accordance with Article Fifty-Eighth of the Original Lease except that (i) the base tax year shall be the New York City Real Estate tax year commencing July 1, 2017 and ending June 30, 2018, (ii) the base tax year and each of the comparative years’ taxes shall be calculated without giving effect to any tax abatement or exemption, and (iii) the Percentage for the 3, 4, 5 Floor Space shall be 8.57%.

7.                  Additional Rent for 3, 4, 5 Floor Space During 3, 4, 5 Floor Space Term. In addition to the Fixed Rent and specific items of additional rent set forth above, during the 3, 4, 5 Floor Space Term, Tenant shall be responsible for all additional rent with respect to the 3, 4, 5 Floor Space as set forth in the Lease. Except as otherwise may be expressly set forth herein or elsewhere in the Lease, Tenant shall not be entitled to any free rent, rent abatement, or rent credit of any kind against Tenant’s obligation to pay additional rent for the 3, 4, 5 Floor Space.

5

8.                  Work Contribution (3, 4, 5 Floor Space). Provided Tenant shall not be in default under this Lease beyond the expiration of any applicable notice and cure periods, Landlord shall contribute as hereinafter provided an amount (“3, 4, 5 Floor Work Contribution”) not to exceed a maximum of $1,393,650.00 toward (a) Tenant’s actual “hard costs” of performing and completing Tenant’s build out of the 3, 4, 5 Floor Space (“Tenant’s Initial 3, 4, 5 Floor Work”), which Tenant’s Initial 3, 4, 5 Floor Work shall be subject to the Tenant alteration provisions of the Lease (including, without limitation, the requirement that Tenant obtain Landlord’s prior written consent thereto), (b) “Soft Costs” incurred in connection with Tenant’s Initial 3, 4, 5 Floor Work, including architectural and engineering fees and other soft costs incurred in connection with Tenant’s Initial 3, 4, 5 Floor Work (Soft Costs shall mean the cost of space planning, engineering and design costs, third party construction management fees, permitting, furniture, moving and other soft costs and data and voice equipment, cabling, wiring and related expenses), and (c) the actual Hard Costs and/or Soft Costs of any other alterations being performed by Tenant to the Premises on any floor of the Premises (which alterations shall be subject to Tenant alteration provisions of the Lease (including, without limitation, the requirement that Tenant obtain Landlord’s prior written consent thereto).

6

Provided that the Lease is in full force and effect and no event of default shall have occurred and is continuing hereunder beyond the expiration of any applicable notice and cure periods, and provided further that there are no outstanding mechanic’s liens, financing statements or other liens, charges or orders in existence filed against Landlord, or against all or any portion of the Premises, or the Building due to any act or omission of Tenant or any of Tenant’s contractors or affiliates that has not been actually released and discharged of record or bonded or insured over to the reasonable satisfaction of Landlord, Landlord shall make progress payments to Tenant on account of the 3, 4, 5 Floor Work Contribution on a periodic basis as set forth below in reimbursement of the cost of the work performed by or on behalf of Tenant and paid for by Tenant for Tenant’s Initial 3, 4, 5 Floor Work and/or other alterations to the Premises (and not previously reimbursed out of disbursements from the 3, 4, 5 Floor Work Contribution). Concurrently with a request by Tenant for reimbursement out of the 3, 4, 5 Floor Work Contribution, Tenant shall provide documentation to Landlord evidencing that Tenant has retained a portion of the total amounts then due to Tenant’s general contractor which portion shall not be less than (a) ten percent (10%) until at least fifty percent (50%) of the Tenant’s Initial 3, 4, 5 Floor Work and/or other alterations to the Premises have been substantially completed and (b) five percent (5%) until all of Tenant’s Initial 3, 4, 5 Floor Work have been substantially completed. Each of Landlord’s progress payments will be limited to an amount equal to (a) the aggregate amounts theretofore paid by Tenant (as certified by an authorized officer of Tenant) to Tenant’s contractors, subcontractors and material suppliers (excluding any payments for which Tenant has previously been reimbursed out of previous disbursements from 3, 4, 5 Floor Work Contribution), multiplied by (b) a fraction (which shall not exceed 1.0), the numerator of which is the amount of 3, 4, 5 Floor Work Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for Tenant’s Initial 3, 4, 5 Floor Work, and/or other alterations to the Premises, then Landlord’s reasonable estimate thereof) for the performance of all of Tenant’s Initial 3, 4, 5 Floor Work and/or other alterations to the Premises shown on all plans and specifications approved by Landlord. Provided that Tenant delivers requisitions to Landlord no more than once every sixty (60) days, such progress payments shall be made within sixty (60) days after the delivery to Landlord of requisitions therefor (the date that each requisition is delivered to Landlord being referred to herein as the “Requisition Delivery Date”), signed by an officer of Tenant, which requisitions shall set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) copies of partial waivers of lien from all contractors, subcontractors and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, (ii) a written certification from Tenant that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord, (iii) copies of canceled checks from Tenant’s general contractor evidencing the payment in full of the work for which such requisition is being made, and (iv) such other documents and information as Landlord may reasonably request. Provided true, correct and complete requisitions are made no more often than every sixty (60) days, and provided further that the required accompanying documentation as set forth in this Article 8 is delivered to Landlord with such requisition, such requisition shall be paid by Landlord within sixty (60) days after Landlord’s receipt of the applicable requisition. If only a portion of the requisition is rejected by Landlord as provided in this Article, Landlord shall cause the non-rejected portion of such requisition to be paid within the original sixty (60) day timeframe set forth above. Notwithstanding anything set forth above, Landlord shall review each requisition submitted by Tenant and, within ten (10) business days after the applicable Requisition Delivery Date, either (i) provide written notice to Tenant of Landlord’s approval of such requisition or (ii) provide written notice to Tenant setting forth in reasonable detail any items that in Landlord’s reasonable judgment would prevent payment of such requisition by Landlord in accordance with the provisions set forth herein. If Landlord fails to respond to Tenant’s requisition as set forth above within ten (10) business days after the Requisition Delivery Date, Tenant shall have the right to provide Landlord with a second written notice requesting such approval. Said second written notice shall include in bold uppercase writing that “PURSUANT TO THE EIGHTH AMENDMENT OF LEASE, LANDLORD’S FAILURE TO RESPOND TO THE ENCLOSED REQUISITION WITHIN FIVE (5) BUSINESS DAYS AFTER LANDLORD’S RECEIPT OF THIS REQUEST, SHALL BE DEEMED TO MEAN THAT THE ENCLOSED REQUISIITON IS APPROVED BY LANDLORD.” If Tenant provides the second notice in accordance herewith and Landlord fails to respond to the second notice within five (5) business days after Landlord’s receipt thereof, as Tenant’s sole and exclusive remedy, such requisition shall be deemed approved, subject only to any written comments from Landlord’s lender or said lender’s servicer. All requisitions shall be submitted on AIA Form G702 and G703. All requisitions must be submitted on or before May 31, 2019 (the “3, 4, 5 Floor Final Submission Date”), time being of the essence as to such date; provided, however, if the Delivery Date is after June 1, 2016, the 3, 4, 5 Floor Final Submission Date shall be extended by the number of days after June 1, 2016 that the Delivery Date occurs. The amounts requested under Tenant’s final requisition of the 3, 4, 5 Floor Work Contribution (which shall include, without limitation, the 5% Retainage (as hereafter defined)) shall not be disbursed until all documentation required under this Article 8, together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for Tenant’s Initial 3, 4, 5 Floor Work and other alterations to the Premises by all Governmental Authorities having jurisdiction thereover (it being acknowledged that a copy of the back of the building permit with “sign-offs” from the applicable inspectors shall satisfy the requirements of this subsection (A)). Notwithstanding anything set forth above to the contrary, the requirements set forth in this subsection (A) shall not be a prerequisite to payment by Landlord of the final requisition of the 3, 4, 5 Floor Work Contribution; provided, however, should Tenant fail to submit the items required by this subsection (A), Landlord shall have the absolute right to retain an amount equal to five percent (5%) of the 3, 4, 5 Floor Work Contribution (“5% Retainage”) until such time as Tenant submits the items required by this subsection (A), (B) final “as-built” plans and specifications for Tenant’s Initial 3, 4, 5 Floor Work, (C) the issuance of final lien waivers by all contractors, subcontractors and material suppliers (in each case having contracts with a value over $10,000) covering all of Tenant’s Initial 3, 4, 5 Floor Work, and (D) copies of canceled checks from Tenant’s general contractor evidencing the payment in full of Tenant’s Initial 3, 4, 5 Floor Work. Notwithstanding anything to the contrary set forth in this Lease, the 3, 4, 5 Floor Work Contribution shall be paid by Landlord in no less than five (5) installments with each installment other than the final installment constituting no more than twenty percent (20%) of the 3, 4, 5 Floor Work Contribution. Notwithstanding anything to the contrary set forth in this Article 8, if Tenant fails to pay when due any sums due and payable to any of Tenant’s contractors or material suppliers, and Tenant shall fail to remove or bond any lien within ten (10) days after notice from Landlord of such failure, such failure shall constitute an event of default under the Lease without the requirement of any other notice of any kind, and, without limitation of Landlord’s other rights and remedies hereunder, Landlord shall have the right, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Tenant, and sums so paid by Landlord shall be deemed additional rent and shall be paid by Tenant within ten (10) days after Landlord delivers to Tenant an invoice therefor. Under no circumstance shall Landlord be required pursuant to this Agreement to contribute in excess of the 3, 4, 5 Floor Work Contribution. Any costs in excess of the 3, 4, 5 Floor Work Contribution shall be the sole responsibility of Tenant. Tenant shall be entitled to receive a portion of the 3, 4, 5 Floor Work Contribution (which portion shall in no event exceed $278,730.00 (the “3, 4, 5 Floor Maximum Portion”)) not actually expended by Tenant in the performance of Tenant’s Initial 3, 4, 5 Floor Work or Tenant’s other alterations and/or Soft Costs and/or not paid by Landlord as required herein, as a credit against Fixed Rent for the 3, 4, 5 Floor Space, but not additional rent, for the period beginning June 1, 2018 and continuing thereafter until exhausted but only provided on the condition that at the time of application of such credit, (i) Tenant is not then in default under this Lease beyond the expiration of any applicable notice and cure periods, and (ii) Tenant has completed Tenant’s Initial 3, 4, 5 Floor Work and has provided to Landlord reasonable proof that Tenant has paid in full the cost of Tenant’s Initial 3, 4, 5 Floor Work and Soft Costs. For the sake of certainty, in the event that as of June 1, 2018 (subject to extension as set forth above, i.e., the day immediately following the 3, 4, 5 Floor Final Submission Date) with time being of the essence, Tenant shall have failed to requisition (in accordance with the Lease) a portion of the 3, 4, 5 Floor Work Contribution which exceeds the 3, 4, 5 Floor Maximum Portion, Tenant shall forever waive Tenant’s right to receive (in every respect, including, without limitation as a credit and/or as a work contribution) such excess portion of the 3, 4, 5 Floor Work Contribution over and above the 3, 4, 5 Floor Maximum Portion. No portion of the 3, 4, 5 Floor Work Contribution may be assigned by Tenant prior to the actual payment thereof by Landlord. Landlord has made no representations as to the projected cost of Tenant’s Initial 3, 4, 5 Floor Work or Soft Costs.

7

9.                  Scaffolding at 512 Seventh Avenue. Landlord shall use commercially reasonable efforts to remove the existing scaffolding installed at street level in front of the Seventh Avenue portion of 512 Seventh Avenue by June 1, 2017. The scaffolding on the remaining portion of 500-512 Seventh Avenue, including (i) on the 38th Street side of 512 Seventh Avenue, (ii) in front of 500 Seventh Avenue, and (iii) in front of 228 West 38th Street may remain in place after June 1, 2017 without abatement. In the event that Landlord is unable to remove the street level scaffolding in front of the Seventh Avenue portion of 512 Seventh Avenue as set forth in the first sentence above, then Tenant shall be entitled to an abatement of Fixed Rent (in addition to the abatement described paragraph 4 above) in the amount of $967.74 per day for each day that the street level scaffolding remains in front of the Seventh Avenue portion of 512 Seventh Avenue after June 1, 2017. The abatement shall end upon the removal of the scaffolding from in front of the Seventh Avenue portion of 512 Seventh Avenue. Any portion of the abatement accrued shall be credited against the next installment of Fixed Rent payable by Tenant until Tenant has received the full amount of the abatement pursuant to this paragraph.

10.              Renewal Option with Respect to 3, 4, 5 Floor Space. Tenant’s one (1) time option to renew the term of the Lease for a term of five (5) years, as set forth in Article 14 of the Third Amendment, shall apply and extend to Tenant’s lease of the 3, 4, 5 Floor Space except that the renewal term shall mean the period commencing June 1, 2026 and ending May 31, 2031 (provided, however, if the Delivery Date occurs after June 1, 2016, these dates shall be extended by the number of days after June 1, 2016 that the Delivery Date occurs) (said renewal term with respect to the 3, 4, 5 Floor Space herein being referred to as the “3, 4, 5 Floor Renewal Term”). Each such option shall be subject to Tenant’s satisfaction of all of the conditions set forth in Article 14 of the Third Amendment, including, without limitation, (i) that this Lease is in full force and effect and that no default exists hereunder beyond the expiration of any applicable notice and cure periods at the time of delivery of the Renewal Notice or on June 1, 2026, (ii) that Tenant has already renewed for a term of five (5) years leases in the Building aggregating no less than eight (8) full floors, and (iii) that Tenant delivers the Renewal Notice by no later than June 1, 2025. Once Tenant timely delivers the Renewal Notice, such Renewal Notice shall not under any circumstance be revocable by Tenant. For the sake of certainty, nothing contained herein shall in any way modify the Renewal Option with respect to portions of the Premises other than the 3, 4, 5 Floor Space.

8

The Renewal Option for the 3, 4, 5 Floor Space shall be on all of the same terms, covenants and conditions set forth in the Lease except that during the 3, 4, 5 Floor Renewal Term (i) Landlord shall have no obligation to perform any work in the Premises; (ii) Tenant shall not be entitled to any Landlord work contribution or Landlord construction allowance; (iii) Tenant shall not be entitled to any free rent, rent credit, concession or abatement; (iv) Tenant shall have no option to renew or extend the term of the Lease with respect to the 3, 4, 5 Floor Space to beyond May 31, 2031 (subject to extension as set forth above); and (v) Fixed Rent during the 3, 4, 5 Floor Renewal Term for the 3, 4, 5 Floor Space shall be as follows:

Fixed Rent during Renewal Term for 3, 4, 5 Floor Space
Time Period	Fixed Rent Per Annum	Fixed Rent Per Month
June 1, 2026* – May 31, 2027	$2,829,514.46	$235,792.87
June 1, 2027 – May 31, 2028	$2,900,252.32	$241,687.69
June 1, 2028 – May 31, 2029	$2,972,758.63	$247,729.89
June 1, 2029 – May 31, 2030	$3,047,077.60	$253,923.13
June 1, 2030 – May 31, 2031*	$3,123,254.54	$260,271.21

*If	the Delivery Date occurs after June 1, 2016, these dates shall be extended by the number of days after June 1, 2016 that the Delivery Date occurs, and Fixed Rent shall be pro-rated for partial months.

11.              Insurance. Tenant hereby agrees to (at Tenant’s sole cost and expense) procure and maintain in full force and effect throughout the remainder of term of the Lease (and any extension thereof) any and all additional insurance in the forms and with the minimum limits reasonably required by Landlord. All such insurance shall (i) name Landlord, Landlord’s managing agent, and such other parties as Landlord shall require as certificate holder and additional insured and (ii) extend to all floors (and partial floors) comprising the Premises. Concurrently with its execution and delivery of this Agreement, Tenant shall furnish to Landlord documentation (including, without limitation certificates and endorsements) evidencing Tenant’s having obtained such insurance and paid the premiums for such insurance.

9

12.              Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, reasonable attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party. The provisions of this Article shall survive the expiration or sooner termination of the Lease.

13.              Ratification. This Agreement amends and forms a part of the Lease. Landlord and Tenant hereby ratify and confirm their obligations under the Lease and represent and warrant to each other that each has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (i) the Lease is and remains in good standing and in full force and effect, (ii) each has no claims, counterclaims, set-offs or defenses against the other arising out of the Lease, and other leases for space occupied by Tenant in the Building, or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (iii) except as may be otherwise be expressly set forth in the Lease, Tenant is not entitled to any free rent, rent abatement, Landlord’s work contribution or allowance, or Landlord’s work. Tenant acknowledges that to Tenant’s knowledge, Landlord has performed all obligations imposed on Landlord by the Lease, and other leases for space occupied by Tenant in the Building, prior to the date hereof.

10

14.              Entire Agreement; No Waiver. This Agreement, together with the Lease, constitutes the entire agreement of the parties hereto with respect to the matters stated herein, and may not be amended or modified unless such amendment or modification shall be in writing and shall have been signed by the party against whom enforcement is sought. No waiver by either party or any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement or the application of such provision other than to the extent that it is invalid or unenforceable shall not be affected, and each provision of this Agreement shall remain in full force and effect notwithstanding the invalidity or unenforceability of such provision, but only to the extent that application and/or enforcement, as the case may be, would be equitable and consistent with the intent of the parties in entering into this Agreement.

15.              Submission of Amendment. The submission by Landlord to Tenant of this Agreement shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any rights or impose any obligations upon either party until the execution thereof by Landlord and the delivery of an executed original copy thereof to Tenant or its representative.

16.              Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the remaining terms of this Lease, the terms of this Agreement shall govern and control. This Agreement shall be governed by the laws of the State of New York.

11

17.              Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

18.              No Recordation. Landlord and Tenant agree that this Agreement shall not be recorded.

19.              Attorneys’ Fees. Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever between or including the parties, including, but not limited to, insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party hereto reimbursement for all actual reasonable out-of-pocket attorneys’ fees and costs, including, but not limited to, service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The “prevailing party” means the party in whose favor a final unappealable judgment, decree or order is rendered.

12

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have duly executed this Agreement as of the date first written above.

LANDLORD:

500-512 SEVENTH AVENUE LIMITED PARTNERSHIP
By: 500-512 Seventh Avenue GP LLC

By:	/s/ Jacob Chetrit
Jacob Chetrit, President

TENANT:

G-III LEATHER FASHIONS, INC.

By:	/s/ Wayne S. Miller
Wayne S. Miller, COO

13

EXHIBIT A

3, 4, 5 Floor Space

EXHIBIT B

Landlord’s Work

1.      Demolish existing conditions within the Premises.

2.      Deliver broom clean.